EXHIBIT 23.1

J&S ASSOCIATE (AF002380) (Registered with US PCAOB and Malaysia MIA) Block C-6-3, Megan Avenue 1, 189 Off Jalan Tun Razak, 50400, Kuala Lumpur, Malaysia.	Tel : +6019 280 2989 Email : info@jns-associate.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

KING RESOURCES, INC.

We consent to the incorporation by reference in this Registration Statement on Form S-8 to our report dated June 24, 2022 on the consolidated financial statements of King Resources, Inc.as included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2022.

/s/ J&S Associate

Certified Public Accountants

PCAOB Number: 6743

We have served as the Company’s auditor since 2022.

Kuala Lumpur, Malaysia

August 5, 2022